Exhibit 23.1

CONSENT OF INDEPENDENT VALUATION FIRM

As independent valuation consultants, Vantage Point Advisors, Inc. hereby consents to the use of the name Vantage Point Advisors, Inc. and to references to our report entitled “Valuation Analysis of ImageWare Systems, Inc.” prepared for ImageWare Systems, Inc., or information contained therein, for inclusion in the Annual Report on Form 10-K of ImageWare Systems, Inc. for the year ended December 31, 2012.

Vantage Point Advisors, Inc.
San Diego, California
March 21, 2013